UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2005

OBSIDIAN ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17430	35-2154335
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Monument Circle Suite 4800 Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (317) 237-4122

Item 1.01.	Entry Into a Material Definitive Agreement.

As previously reported by Obsidian Enterprises, Inc. (the "Company"), in November 2004, Obsidian Leasing Company, Inc.’s ("Obsidian Leasing") credit facility with Old National Bank ("Old National") matured and Obsidian Leasing had current debt obligations due of $3,260,000 (the "Debt"). On April 5, 2005, Old National, Obsidian Leasing, and certain Guarantors named therein (as further described below), entered into a Forbearance Agreement (the "Forbearance Agreement"), which is effective as of December 1, 2004, relating to the payment of the Debt to Old National by Obsidian Leasing. Pursuant to the Forbearance Agreement, Old National has agreed to forbear from enforcing its rights and remedies under the credit facility and related documents through April 30, 2005, subject to certain terms and conditions. The Guarantors named in the Forbearance Agreement are the Company; Pyramid Coach, Inc., also a subsidiary of the Company and an affiliate of Obsidian Leasing; Timothy S. Durham, the Chairman and Chief Executive Officer of the Company; Terry Whitesell, the President and Chief Operating Officer of the Company; and Julia Whitesell, Mr. Whitesell's wife.

Pursuant to the Forbearance Agreement, all of the obligations of Obsidian Leasing and the Guarantors are due and payable on April 30, 2005. Old National has no obligation to extend the term of the Forbearance Agreement beyond April 30, 2005.

The Company is actively working to refinance this debt with other banks in the first half of fiscal 2005.

A copy of the Forbearance Agreement is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
	Exhibit No.	Description
	10.1	Forbearance Agreement by and among Old National Bank, Obsidian Leasing Company, Inc., and the Guarantors named therein, effective as of December 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Obsidian Enterprises, Inc.

Date: April 5, 2005	By: /s/ Rick D. Snow
Rick D. Snow
Executive Vice President/Chief Financial Officer

Index to Exhibits.

Exhibit No.	Description
10.1	Forbearance Agreement by and among Old National Bank, Obsidian Leasing Company, Inc., and the Guarantors named therein, effective as of December 1, 2004.